Exhibit 10.109

Sun and Microsoft Confidential

[**] = information redacted pursuant to a confidential treatment request. Such omitted information has been filed separately with the Securities and Exchange Commission.

LIMITED PATENT COVENANT AND STAND-STILL AGREEMENT

This Limited Patent Covenant and Stand-Still Agreement (the “Agreement”) is entered into as of this 1st day of April, 2004 (the “Effective Date”), by and between Sun Microsystems, Inc., a corporation organized and existing under the laws of the State of Delaware (“Sun”), and Microsoft Corporation, a corporation organized and existing under the laws of the State of Washington (“Microsoft”). Each of Sun and Microsoft and their respective Affiliates (defined below) as of the Effective Date are referred to individually as a “Party,” and collectively as the “Parties.”

In consideration of the promises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Signatories (as defined below) hereto agree as follows:

I. DEFINITIONS

Capitalized terms used in this Agreement and not defined in this Section I have the meanings ascribed to them elsewhere in this Agreement.

“Affiliates” means, with respect to each of Sun or Microsoft as applicable, persons or entities directly or indirectly (1) controlling Sun or Microsoft, (2) controlled by Sun or Microsoft, or (3) under common control with Sun or Microsoft, where control is defined as direct or indirect ownership of greater than fifty percent (50%) of equity or other voting interest therein.

“Authorized Licensees” means a third party (including without limitation an original equipment manufacturer (OEM), replicator, distributor, retailer or User) that is licensed by a Party to exercise any or all legal rights with respect to a product of such Party, including without limitation, copying, using, selling or otherwise distributing such product.

“Change of Control” of Sun or Microsoft means the acquisition directly or indirectly of more than forty percent (40%) of the total outstanding voting stock of such Party by any third party (whether in a single transaction or series of transactions).

“Clone Product” shall mean a product of one of the Parties that provides (a) all of the same or substantially all of the same user interface and user commands, or (b) all or substantially all of the application programming interfaces (APIs) of a previously commercialized product of the other Party.

“Foundry Product” shall mean a product which was designed, manufactured, reproduced, sold, leased, licensed or otherwise transferred through or by a Party for the primary purpose of attempting to make such product licensed or immune under the patent rights of the other Party to this Agreement.

“Past Damages” means (i) any and all damages (including damages for forgone profits) that have accrued on account of any and all patent infringement that has occurred before the Effective Date; and (ii) any and all damages (including damages for forgone profits) that accrue after the Effective Date on account of any and all patent infringement due solely to continued use by a User of each individual copy of such other Party’s products that had been distributed by such other Party and deployed by a User prior to the Effective Date.

Sun and Microsoft Confidential

“User” means any person, corporation or other entity that uses a product of a Party for its own internal use.

II. COVENANTS NOT TO SUE FOR CERTAIN PAST DAMAGES

1. Covenants Regarding Past Damages. Subject to the exception in Section IV, each Party hereby irrevocably and perpetually covenants to the other Party not to sue the other Party or its Authorized Licensees (“Covered Entities”), or otherwise seek recovery from such Covered Entities, for Past Damages with respect to the other Party’s products and technology. By way of limitation of the foregoing, if an individual copy of a Party’s product that is licensed for the purpose of replicating other copies of such Party’s product (a “Master Copy”), has been distributed prior to the Effective Date, only each additional authorized copy of such product that has been (a) made by a Party or its Authorized Licensees from such Master Copy prior to the Effective Date in accordance with prior practice and the normal course of business and (b) has been deployed by a User prior to the Effective Date, shall be deemed subject to this covenant. In no event shall this covenant apply to (a) any modifications of a product made by any Authorized Licensee; or (b) any additional copies of a product that are made or deployed by a User after the Effective Date.

2. New Affiliates. Any entity that becomes an Affiliate after the Effective Date also shall covenant not to sue or otherwise seek recovery from the other Party or its Authorized Licensees as set forth in the covenants in Sections II.1, and shall be bound by Sections II.3 and II.4, as applicable. The only Affiliates that shall receive the benefits of such covenants from the other Party are Affiliates which are Affiliates as of the Effective Date.

3. Scope. Each Party also hereby warrants, represents and agrees that the damages subject to the above covenant are not limited to those arising from facts, losses, claims or matters disclosed or known as of the Effective Date of this Agreement. Without limiting the generality of the foregoing, each Party expressly waives any and all defenses, rights and benefits that it might otherwise have in relation to this covenant under or by virtue of the provisions of Section 1542 of the Civil Code of the State of California or any other similar provision of the statutory or common law of any other state or of the United States. Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

4. Assignment of Patents/Change of Affiliate Status. If either Party assigns any patent that it owns or controls or any right to enforce such patent, the assigning Party shall require as a condition of any such assignment that the assignee covenant not to sue or otherwise seek recovery from (i) the other Party or its Authorized Licensees as set forth in Sections II.1 and (ii) the other Party as set forth in Sections II.2 with respect to such patent. If an Affiliate ceases to be an Affiliate after the Effective Date, (a) the covenant and other rights provided under this Section II to the other Party and its Authorized Licensees with respect to patents owned or controlled by such Affiliate at the time of the status change shall continue, and (b) if such Affiliate was an Affiliate on the Effective Date, it shall continue to receive the benefit of the foregoing covenant only to the same extent and with respect to its same products that it received prior to its status change.

Sun and Microsoft Confidential

III. STAND-STILL

1. Further Covenant. During the Stand-Still Period, each Party hereby covenants not to bring or prosecute any judicial, administrative or other proceedings of any kind against the other Party for or based on patent infringement on account of the making, use, sale, offer for sale, importation, export or other disposition or promotion of any of the other Party’s products. The foregoing covenant is personal to the Parties and does not apply to any third party, including any Authorized Licensee of either Party. The foregoing covenant shall not prevent either Party from engaging in discussions with any third party or the other Party regarding the licensing of its patents, or from enforcing its patents against any entity other than a Party. Further, nothing shall prevent the Parties from seeking damages after the Stand-Still Period terminates for patent infringement occurring during the Stand-Still Period and not subject to the covenants not to sue set forth in Section II of this Agreement. If either Party violates this covenant, the other Party shall be free to immediately end the Stand-Still Period. For purposes of this Agreement, “Stand-Still Period” means the period beginning on the Effective Date and ending on the date six (6) months after the Effective Date.

2. New Affiliates/Assignment of Patents/Change of Affiliate Status. Any entity that becomes an Affiliate after the Effective Date shall be deemed included in the term “Party”, as applicable, for purposes of Section III and shall be subject to and receive the benefit of the covenant in Section III.1. If any proceeding has been commenced prior to the date such entity becomes an Affiliate, the affected Parties shall jointly apply to the applicable court or agency to stay such proceeding until the end of the Stand-Still Period. If either Party assigns any patent it owns or controls or any right to enforce such patent, the assigning Party shall require as a condition of any such assignment that the assignee covenant not to bring or prosecute any proceeding as set forth in Section III.1 with respect to such patent. If an Affiliate ceases to be an Affiliate after the Effective Date, (i) the covenant and other rights provided under this Section III to the other Party with respect to patents owned or controlled by such Affiliate at the time of the status change shall continue until the end of the Stand-Still Period; and (ii) the Affiliate shall continue to receive the benefit of the foregoing covenant until the end of the Stand-Still Period, but only with respect to its products in existence as of the time of the status change.

3. Change of Control of Microsoft or Sun (“Signatories”). In the event of any Change of Control in a Signatory, this Section III shall immediately terminate in its entirety, effective as of a date sixty days after the Change of Control takes place, unless the Signatory that has not undergone a Change of Control delivers express written notice that it is not terminating this Section III to the other Signatory within such sixty (60) day period.

IV. PROVISIONS RELATING TO OPEN OFFICE

1. Notwithstanding the other provisions of this Agreement, with respect solely to the product developed by Sun and generally known as Open Office, the Covenants of Section II above and the Releases of Section III above shall apply fully to Sun but shall not apply to Authorized Licensees of Open Office or any other third party. Accordingly, Microsoft shall not be foreclosed by this Agreement from seeking damages from Authorized Licensees of Open Office for copies of Open Office made or acquired prior to the Effective Date of this Agreement. Nor shall Microsoft be foreclosed from seeking any damages from Sun, its Affiliates, Authorized Licensees or any third party for any copies of Open Office made or deployed by a User after the Effective Date.

2. In the event that Microsoft elects to sue or otherwise seek recovery from an Authorized Licensee of Open Office for copies thereof that were made and deployed by a User prior to the Effective Date of this Agreement (“Deployed Copies”), upon request, Microsoft agrees to promptly reimburse Sun for any

Sun and Microsoft Confidential

Reimbursable Damages. Sun shall promptly notify Microsoft of any Claim, shall provide Microsoft with the opportunity to take control over and responsibility for the defense and/or settlement of such Claim, and shall reasonably cooperate with Microsoft in litigating the defense of such Claim, including in all discovery and trial preparation efforts. Microsoft will not have any obligation to reimburse Reimbursable Damages unless Sun abides by the foregoing requirements. Microsoft shall also be relieved of its obligation to reimburse Reimbursable Damages if Sun breaches any warranty in Section VII.4. As a condition to accepting control and responsibility for such defense, Microsoft shall acknowledge in writing that such third party claim constitutes a “Claim” and, as such, would give rise to Reimbursable Damages if determined adversely. In the event that Microsoft accepts control and responsibility for such defense, Sun shall be entitled to participate in such defense at its own cost. “Claim” means any claim that Sun is liable to indemnify or otherwise reimburse any Authorized Licensee or third party for damages it has been ordered to pay by final judgment or settlement arising from a claim asserted by Microsoft against such Authorized Licensee or third party that any Deployed Copy of Open Office infringes any patent of Microsoft. “Reimbursable Damages” means the amount of any adverse final judgment awarded by a court of competent jurisdiction, or Microsoft approved settlement, against Sun that is based on the Claim.

3. The Parties acknowledge that the product currently marketed by Sun as Star Office shall not be affected by this Section IV.

V. PROVISIONS RELATING TO CLONE PRODUCTS AND FOUNDRY PRODUCTS

Clone Products and Foundry Products shall be treated under this Agreement in the same manner as products until April 1, 2007, after which they shall be treated in the same manner as Open Office.

VI. EXTENSION OF COVENANTS

1. Extension Mechanism. Provided that Microsoft does not Break the Peace prior thereto, and provided that Microsoft gives Sun at least thirty days written notice, on [**] Microsoft may pay to Sun the annual extension fee for 2004 set forth in the Annual Extension Fee Schedule attached as Exhibit A (the “Annual Extension Fees”). On each subsequent anniversary thereof (each, an “Extension Date”), provided that (A) Microsoft does not Break the Peace prior thereto, (B) Microsoft gives Sun at least thirty days written notice, and (C) Microsoft paid the Annual Extension Fee on the previous Extension Date, Microsoft may pay to Sun the applicable Annual Extension Fee to extend the mutual Covenants set forth in Section II to apply to the just completed year. In such case, (i) the Effective Date referred to in Section II shall be deemed to be the applicable Extension Date, and (ii) the Affiliates of each Party shall include those entities that are Affiliates on the Extension Date. If Microsoft Breaks the Peace at any time, Sun shall be entitled to retain all Annual Extension Fees paid prior thereto. In addition, if Microsoft Breaks the Peace prior to April 1, 2011, Microsoft shall pay to Sun the additional amount of [**]. For purposes of this Section VI, Microsoft “Breaks the Peace” if it brings or prosecutes any judicial, administrative or other proceedings of any kind (i) against Sun or its Authorized Licensees for or based on patent infringement on account of the making, use, sale, offer for sale, importation, export or other disposition or promotion of any of Sun’s products other than Open Office, or (ii) against Sun for or based on patent infringement on account of the making, use, sale, offer for sale, importation, export or other disposition or promotion of any of Open Office.

2. Conversion of Covenants. On April 1, 2014 (“the License Date”), provided that Microsoft has not Broken the Peace prior to such date and Microsoft has paid all of the Annual Extension Fees, each Party and its Affiliates shall automatically (i) grant to the other Party and its Affiliates a worldwide, irrevocable, non-exclusive, perpetual, and non-transferable license to make, have made, use, lease, license (in the case of software), import, offer for sale, sell or otherwise transfer, and promote the commercialization of the other Party and its Affiliates then-shipping products of the applicable Party and

[**] =	information redacted pursuant to a confidential treatment request. Such omitted information has been filed separately with the Securities and Exchange Commission.

Sun and Microsoft Confidential

its Affiliates on the License Date and their successor products thereto, under any and all of the Party’s and its Affiliates’ Licensed Patents, and (ii) covenant for a period of ten years not to bring or prosecute any judicial, administrative or other proceeding of any kind against the other Party (but not against the other Party’s Authorized Licensees or other third parties) for or based on patent infringement on account of the making, use, sale, offer for sale, importation, export or other disposition or promotion of any of Open Office. “Licensed Patents” shall mean all utility patents, utility models and equivalent rights worldwide issued or issuing on patent applications entitled to an effective filing date prior to and including March 31, 2014, under which patents, patent applications, or inventions, either Sun or any of its present or future Affiliates now has, or hereafter obtains, the ability or right to license or grant freedom from suit.

VII. WARRANTIES AND ONGOING COVENANTS

1. Copies from Master Copies. Each Party represents and warrants that it has authorized its Affiliates and Authorized Licensees, as applicable, to make copies of products and Open Office, as applicable, from a Master Copy distributed prior to the Effective Date only in accordance with the normal course of business and in accordance with past practice.

2. Affiliates Bound. Each of Sun and Microsoft agrees to cause each of its Affiliates to be bound by the terms of this Agreement.

3. No Third Party Enforcement. If, prior to the Effective Date, a Party has granted a third party the right to enforce any patent it owns or controls, such Party agrees to cause such third party to also abide by the terms and conditions of this Agreement with respect to any such patent.

4. No Warranties or Indemnities for Open Office. Sun represents and warrants that neither it nor its Affiliates has provided or will provide to any third party, or is or will be under any legal obligation under any applicable law to provide, (i) any warranty or representation of non-infringement with respect to Open Office; and (ii) any indemnity related to any damages or causes of action based on allegations of infringement by Open Office.

5. Sun may, for tax reporting purposes, treat that portion of each Annual Extension Fee corresponding to Microsoft’s ratio of foreign subsidiary revenue to worldwide revenue for the prior fiscal period as income from sources outside the United States, and neither Party shall take any position inconsistent therewith.

VIII. PAYMENT

Not later than the five business day following the Effective Date, Microsoft will pay to Sun the amount of nine hundred million US Dollars ($900,000,000.) by wire transfer pursuant to instructions to be provided by Sun.

IX. NO LICENSES GRANTED

Except with respect to Section VI.2, nothing in this Agreement grants any express or implied license under any intellectual property right to either Party, its Authorized Licensees, or to any third party. Except as set forth in Section III, nothing in this Agreement is intended to inhibit or prevent a Party from bringing an action for injunctive or other equitable relief against the other Party or Affiliates or Authorized Licensees of the other Party with respect to products distributed or deployed by a User after the Effective Date of this Agreement.

Sun and Microsoft Confidential

X. MISCELLANEOUS

1. This Agreement can be executed in counterparts that, taken together, will be effective as if they were a single document.

2. This Agreement is governed by the law of the State of New York, excluding choice of law principles.

3. Any dispute, disagreement or claim arising out of or relating in any way to this Agreement or the Parties’ obligations under this Agreement shall be resolved exclusively by binding confidential arbitration conducted in New York City in accordance with the CPR Rules for Non-Administered Arbitration in effect on the date of this Agreement, as well as the Federal Rules of Civil Procedure and Evidence, before a retired Federal judge agreed upon by the parties and if no agreement can be reached then as designated by the Chief Judge of the United States District Court for the Southern District of New York from among no more than two candidates proposed by each party. The parties shall keep confidential to the extent permitted by law the arbitration and its outcome.

4. Each Signatory warrants and represents that the individual signing this Agreement has the full authority and is duly authorized and empowered to execute this Agreement on behalf of the Signatory for which he signs.

5. The Parties agree to keep the terms and provisions of this Agreement confidential. Nothing in this provision, however, shall prohibit disclosure of this Agreement to the Parties’ attorneys or accountants or prohibit such disclosure as may be required by law or by regulatory inquiry, judicial process or order.

6. The section headings used in this Agreement are intended for reference purposes only and shall not affect the interpretation of this Agreement. Nothing in this Agreement shall be deemed to amend, supplement or otherwise modify the Settlement Agreement being executed by the Signatories concurrently with this Agreement (“Settlement Agreement”). The Settlement Agreement will remain in effect independently from and solely in accordance with its terms notwithstanding any modification, extension or termination of this Agreement.

7. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable (other than any provision in Section II or Section VI, Section VII.2, VII.3 or VII.4), this Agreement will be enforced to the maximum extent possible to reflect the intent of the Parties. If any material provision of Section II or Section VI, or if Section VII.2, VII.3 or VII.4 is held by a court to be illegal, invalid or unenforceable, this Agreement will be amended by mutual agreement of the Parties to render it valid and enforceable. This Agreement has been negotiated by the Parties and their respective counsel and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

8. The Parties agree that this Agreement constitutes the sole agreement between the Parties with respect to the subject matter hereof and merges all prior and contemporaneous communications as to such subject matter. This Agreement will not be modified except by a written agreement dated subsequent hereto signed on behalf of the Signatories by their duly authorized representatives. Except in connection with a Change of Control, neither Party may assign or transfer this Agreement in whole or in part. Neither this Agreement nor any written or oral statements related hereto constitute an offer by either Party, and this Agreement is not legally binding until executed by both Signatories hereto.

Sun and Microsoft Confidential

IN WITNESS WHEREOF, the Signatories have executed this Agreement as of the Effective Date.

MICROSOFT CORPORATION	SUN MICROSYSTEMS, INC.

/s/ STEVEN A. BALLMER	/s/ MARK E. TOLLIVER
By	By
Steven A. Ballmer	Mark E. Tolliver
Name (print)	Name (print)
Chief Executive Officer	Executive Vice President
Title	Title
April 1, 2004	April 1, 2004
Date	Date

Sun and Microsoft Confidential

Exhibit A

Annual Extension Fee Schedule

Date	Fee
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
Total	[**]

[**] =	information redacted pursuant to a confidential treatment request. Such omitted information has been filed separately with the Securities and Exchange Commission.